                                                                     EXHIBIT 4.4
                                                                     -----------

--------------------------------------------------------------------------------

                              ACCESS HEALTH, INC.

                         REGISTRATION RIGHTS AGREEMENT


                               November 18, 1996

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                            PAGE
                                                            ----


SECTION 1 - REGISTRATION RIGHTS............................  1

 1.1   Definitions.........................................  1
 1.2   Restrictive Legend..................................  2
 1.3   Requested Registration..............................  3
 1.4   Piggyback Registration..............................  4
 1.5   Expenses of Registration............................  5
 1.6   Obligations of the Company..........................  6
 1.7   Furnish Information.................................  7
 1.8   Delay of Registration...............................  7
 1.9   Indemnification.....................................  7
 1.10   "Market Stand-Off" Agreement....................... 10
 1.11   Transfer of Registration Rights.................... 10
 1.12   Termination of Rights.............................. 10
 1.13   Rule 144 Reporting................................. 10

SECTION 2 - MISCELLANEOUS.................................. 11

 2.1   Waivers and Amendments.............................. 11
 2.2   Governing Law....................................... 11
 2.3   Successors and Assigns.............................. 11
 2.4   Entire Agreement.................................... 11
 2.5   Notices............................................. 11
 2.6   Severability........................................ 11
 2.7   Titles and Subtitles................................ 11
 2.8   Counterparts........................................ 11

                              ACCESS HEALTH, INC.

                         REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT is entered into as of November 18, 1996, by and among ACCESS HEALTH, INC., a Delaware corporation (the "Company"), and the persons named in Schedule A hereto (the "Stockholders").

                                   RECITALS

     WHEREAS, the Stockholders acquired shares of Common Stock of the Company pursuant to an Agreement and Plan of Reorganization by and among the Company, Access Acquisition Corp. ("Sub") and Informed Access, Inc. ("Informed Access") dated September 3, 1996 (the "Merger Agreement") in connection with the merger of Sub with and into Informed Access. Pursuant to Section 5.22 of the Merger Agreement, the Company agreed to provide the Stockholders certain registration rights as provided herein.

     WHEREAS, as an inducement for Informed Access to enter into the Merger Agreement, the Company desires to grant the registration rights to the Stockholders as contained herein;

     NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the Company and the Stockholders agree as follows:

                                   SECTION 1

                              REGISTRATION RIGHTS
                              -------------------

      1.1 Definitions.  As used in this Agreement, the following terms shall
          -----------
have the following meanings:

          (a) "SEC" shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

          (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          (c) "Expiration Date" shall mean the date the Company has published (in accordance with applicable pooling of interest accounting rules) the combined financial results of the Company and Informed Access for a period of at least thirty (30) days of combined operations of the Company and Informed Access.

          (d) "Holder" shall mean any holder of outstanding Registrable Securities which have not been sold to the public or anyone who holds outstanding Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.13 hereof.

          (e) "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, and compliance with applicable state securities laws of such states in which Holders notify the Company of their intention to offer Registrable Securities.

          (f) "Registrable Securities" shall mean all of the following to the extent the same have not been sold to the public (i) any and all shares of Common Stock of the Company issued pursuant to the Merger Agreement and held by a Holder, (ii) stock issued in respect of stock referred to in (i) above in any reorganization, or (iii) stock issued in respect of the stock referred to in (i) and (ii) as a result of a stock split, stock dividend, recapitalization or combination.

          (g) "Registration Expenses" shall mean all expenses incurred in connection with a registration hereunder, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

          (h) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          (i) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for the Holders.

      1.2 Restrictive Legend.
          ------------------

          (a) Each certificate representing Registrable Securities held by any affiliate listed on Schedule 5.12 of the Merger Agreement shall be stamped or otherwise imprinted with a legend as provided in the Affiliate Agreement as defined in the Merger Agreement.

          (b) The Company agrees to remove promptly stop transfer instructions and the legend provided in Section 1.2(a) above when (i) such proposed sale, transfer or other distribution is permitted pursuant to Rule 145(d) under the Securities Act; (ii) counsel representing Holder, which counsel is reasonably satisfactory to the Company, shall have advised the Company in a written opinion letter satisfactory to the Company and Company's legal counsel, and upon which the Company and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; (iii) a registration statement under the Securities Act covering the Registrable Securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other dispositions, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act; (iv) an authorized representative of the SEC shall have rendered written advice to Holder (sought by Holder or counsel to Holder, with a copy thereof and all other related communications delivered to the Company) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated; or (v) when the Holder of Registrable Securities is no longer subject to the restrictions in Rule 145 under Rule 145(d)(2) or (3).

          (c) Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Agreement.

      1.3 Requested Registration.
          ----------------------

          (a) At any time after the Expiration Date, in case the Company shall receive a written request from a Holder or Holders that the Company effect any registration with respect to Registrable Securities if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000, the Company shall:

                  (i) promptly give written notice of the proposed registration to all other Holders; and

                 (ii) as soon as practicable use its best efforts to register (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state Securities Laws, and appropriate compliance with federal government requirements) the sale and distribution of the Registrable Securities as specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to file a registration statement pursuant to this section:

                      (A) within one hundred twenty (120) days after the effectiveness of the registration statement relating to a registration effected pursuant to this Section 1.3(a) or Section 1.4(a);

                      (B) in any particular state in which the Company would be required to execute a general consent to service of process in effecting such registration;

                      (C) in any registration having an aggregate sales price (before deduction of underwriting discounts and commissions) of less than $10,000,000; or

                      (D) after the Company has effected three such registrations pursuant to this Section 1.3(a) and such registrations have been declared or ordered effective; provided, however, that any registration request which is subsequently withdrawn shall not be deemed to be a registration under this subsection (D) if the Holders requesting such registration shall have reimbursed the Company for all Registration Expenses related to such withdrawn registration.

Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as is practicable after receipt of the request or requests of the Holders; provided, however, that (i) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to be filed within such period, then the Company may defer the filing of such registration statement for a period of not more than sixty (60) days, provided that the Company may not exercise such sixty (60) day hold off more than once during any one hundred and twenty (120) day period, or (ii) if at the time of such request the Company determines it desires to register shares for the account of the Company, then the Company can so notify the Holders who shall then have rights to participate in such registration statement as provided in Section 1.4.

          (b) The Holders agree to distribute the Registrable Securities covered by their request by means of an underwriting, using an underwriter or underwriters selected by the Holders and reasonably acceptable to the Company. The right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. The Company shall (together with all Holders distributing their Registrable Securities through such underwriting) enter into an under writing agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.3, if the managing underwriter advises the participating Holders in writing that marketing factors so as to not materially adversely impact the market price of the Company's Common Stock require a limitation of the number of shares to be underwritten (an "Underwriter's Cutback"), the Company shall so advise all participating Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all participating Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. If, by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter's marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration and shall remain subject to the lockup agreement in Section 1.10.

      1.4 Piggyback Registration.
          ----------------------

          (a) If at any time or from time to time, the Company shall determine to register any of its securities, for its own account or the account of any of its stockholders, other than a registration relating solely to employee benefit plans, a registration statement related to the offering of convertible debt securities of the Company, a registration relating solely to a Securities Act Rule 145 transaction, or a registration on any form (other than Form S-1, S-2 or S-3, or their successor forms) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

                  (i) give to each Holder written notice thereof as soon as practicable prior to filing the registration statement; and

                 (ii) include in such registration and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Subsection (b) below.

          (b) If the registration is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Subsection 1.4(a)(i). In such event the right of any Holder to registration pursuant to Section 1.4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this
Section 1.4, if the managing underwriter determines that marketing factors so as to not materially adversely impact the market price of the Company's Common Stock require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting on behalf of the Holders on a pro rata basis to not less than thirty-five percent (35%) of total number of shares to be included in the registration. In such event, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each of the Holders seeking to register shares under this Section 1.4. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. If, by the with drawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and shall remain subject to the lockup agreement in Section 1.10.

      1.5 Expenses of Registration.  All Registration Expenses and Selling
          ------------------------
Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.3 shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered, and such Holders shall be obligated prior to any such registration to pay to the Company by check or wire transfer $100,000 as an advance of such Registration Expenses and to pay the remainder of such expenses at closing of
the public offering.   The Company shall return to the Holders any amount
of such advance which is not necessary to reimburse the Company for the Registration Expenses. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.4 shall be borne by the Company and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

      1.6 Obligations of the Company.    Whenever required to effect the
          --------------------------
registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective until the distribution is completed, but not longer than ninety (90) days after the effective date thereof (excluding any days in which the Company requires the Holders to cease sales of shares as provided below); provided, however, that the Company may by written notice require that the Holders immediately cease sales of shares (for a period not to exceed sixty (60) days) pursuant to such Registration Statement at any time that (i) the Company becomes engaged in business activity or negotiation which is not disclosed in the Registration Statement (or the prospectus included therein) which the Company reasonably believes must be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes, (ii) the Company determines that a particular disclosure so determined to be required to be disclosed therein would be premature or would adversely affect the Company or its business or prospects, or (iii) the registration statement can no longer be used under the existing rules and regulations promulgated under the Securities Act. The Company shall not be required to disclose to the Holders which of the reasons specified in clauses (i), (ii) or (iii) above are the basis for requiring a suspension of sales hereunder.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) Enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, at the request of any Holder registering Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering addressed to the underwriters, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

      1.7 Furnish Information. It shall be a condition precedent to the
          -------------------
obligations of the Company to take any action pursuant to Sections 1.3 or 1.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of Registrable Securities.

      1.8 Delay of Registration.  No Holder shall have any right to obtain or
          ---------------------
seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

      1.9 Indemnification.    In the event any Registrable Securities are
          ---------------
included in a registration statement under Sections 1.3. or 1.4:

          (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"):

               (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

               (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which made, not misleading, or

              (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act) and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such underwriter or other Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such underwriter or other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this subsection 1.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

          (c) Notice.  Promptly after receipt by an indemnified party under
Section 1.9 of notice of the commencement of any action (including, without limitation, any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding, and provided further, that the indemnifying party shall not be required to pay for more than one separate counsel for all indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under
Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under Section 1.9.

          (d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to Section
1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that Section 1.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under Section 1.9; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or parties on the one hand or the indemnified party on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such holder from all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          (e) Survival.  The obligations of the Company and Holders under
Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement.

      1.10 "Market Stand-Off" Agreement.  Each Holder who gives notice to the
            ---------------------------
Company of such Holder's desire to participate in any registration under Section
1.3 or 1.4 hereof hereby agrees that it shall not, to the extent requested by the Company or the managing underwriter, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees, affiliates or partners of the Holder who agree to be similarly bound) for the period from the filing of the registration statement until up to ninety (90) days following the date of the final prospectus in connection with the registration statement.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.10 and to impose stop transfer instructions with respect to the Registrable Securities of such Holders until the end of such period. The provisions of this Section 1.10 shall be binding upon any transferee of any Registrable Securities.

      1.11 Transfer of Registration Rights.  The rights to cause the Company to
           -------------------------------
register securities granted Holders under Sections 1.3 and 1.4 may be assigned to any constituent partner of a Holder, where such Holder is a partnership, or to any parent or subsidiary corporation or any officer, director or principal stockholder thereof, where such Holder is a corporation, provided that (i) such transfer may otherwise be effected in accordance with the applicable securities laws, and (ii) the Company is given written notice of such assignment prior to such assignment.

      1.12 Termination of Rights.  The rights granted pursuant to this Agreement
           ---------------------
(a) shall terminate as to any Holder when the aggregate number of Registrable Securities which such Holder holds (together with other Holders whose sales may be aggregated) could all be sold in a public sale in compliance with Rule 144 under the Securities Act using the 1% volume limitation contained in Rule 144(e)(1)(i), and (b) shall not be exercisable by any Holder if at the time of the request for or notice of registration under Section 1.3 and 1.4 such Holder could sell (together with other Holders whose sales may be aggregated) in a three (3) month period all Registrable Securities then held by such Holder in compliance with Rule 144 using the Company's average weekly trading volume calculation at such time.

      1.13 Rule 144 Reporting.  With a view to make available the benefits of
           ------------------
Rule 144 the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

          (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (c) furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and provide a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of Rule 144.

                                   SECTION 2

                                 MISCELLANEOUS
                                 -------------

      2.1 Waivers and Amendments.  The rights and obligations of the Company and
          ----------------------
the rights and obligations of a Holder under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended, only with the written consent of such Holder.

      2.2 Governing Law.  This Agreement shall be governed by and construed
          -------------
under the laws of the State of California as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California State courts of Sacramento County, California, (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California) and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

      2.3 Successors and Assigns.  Except as otherwise expressly provided
          ----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      2.4 Entire Agreement.  This Agreement constitutes the full and entire
          ----------------
understanding and agreement between the parties with regard to the subjects hereof and thereof.

      2.5 Notices.  All notices and other communications required or permitted
          -------
hereunder shall be in writing and shall be mailed by first class, postage prepaid, addressed (a) if to a Holder, at such Holder's address set forth in Schedule A hereto, or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, at its principal executive offices (Attention: Chief Financial Officer) or at such other address as the Company shall have furnished to the Holders in writing. Notices shall be effective upon mailing.

      2.6 Severability.  In case any provision of this Agreement shall be
          ------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      2.7 Titles and Subtitles.  The titles of the sections and subsections of
          --------------------
this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      2.8 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, but all of which together constitute one instrument.

     The foregoing Registration Rights Agreement is hereby executed as of the date first above written.


                                  "COMPANY"

                                  ACCESS HEALTH, INC.
                                  a Delaware corporation


                                  By: /s/ THOMAS E. GARDNER
                                     ------------------------------------------
                                      Thomas E. Gardner
                                      President and Chief Executive Officer


                                  STOCKHOLDER


                                  ---------------------------------------------
                                  (Print Name)


                                  ---------------------------------------------
                                  (Signature of Holder or Authorized Signatory)


                                  ---------------------------------------------
                                  (Print Name and Title of Authorized Signatory if Applicable)


                         REGISTRATION RIGHTS AGREEMENT

                                   SCHEDULE A